UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2004

CATHAY MERCHANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-9922
(Commission File Number)

04-2608713
(IRS Employer Identification No.)

3604 Tower 1, Kerry Everbright City, 218 Tian Mu Road West, Shanghai, P.R. China 200070
(Address of principal executive offices and Zip Code)

(86) 21-6353-0012
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3 2004, our wholly-owned subsidiary, Cathay Merchant Group Ltd., was assigned, at no cost, all of MFC Bancorp Ltd.'s rights and interest under a memorandum of understanding dated September 16, 2004, and a subsequent addendum, among MFC Bancorp Ltd. and three Chinese county governments, Wei Chang Manchu Mongolia Autonomous County Government of Hebei Province, Yudaokou County Government and Laowopu County Government, relating to an initial development of a new 160-megawatt wind energy project in Hebei Province, China, to be known as the Twin Dragons Wind Farm.

Cathay Merchant Group Ltd. has the exclusive right to lease initially 50 square kilometers of land in Hebei Province for a minimum of three years for the purposes of developing the wind power project. Cathay Merchant Group Ltd. is in the process of establishing a Shanghai-based wholly-owned foreign enterprise under the laws of China, to be called Cathay Merchant Group Wind Energy Company. The lease agreement is currently being negotiated with the Chinese county governments.

The generation of electricity by the planned project will depend, in part, upon satisfactory wind speeds at the site, and upon the number of turbines that we erect on the site. The wind measurement and analysis phase of the project is anticipated to take one year.

Under the memorandum of understanding with the three Chinese county governments, we must install at least one wind power turbine with a design capacity of approximately 50,000 kilowatts no later than September 26, 2007, failing which the Chinese county governments will be entitled to take over the project and transfer it to a third party without penalty or compensation to our company. Our current plan for the first phase of the development over the initial three-year period, assuming satisfactory wind measurements, is to construct a 100-megawatt wind farm (between 50 to 70 wind turbines), at an estimated cost of approximately $125 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATHAY MERCHANT GROUP, INC.

By: /s/ Michael Smith
Michael Smith
Chief Executive Officer, President and Chief Financial Officer
Date: December 9, 2004